CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: January 19, 2007
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
QUARTERLY DIVIDEND

EAU CLAIRE, Wis.-Jan. 19- Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the new holding company for Citizens Community Federal, announced a quarterly dividend of 5 cents per share.

The cash dividend is payable on or about February 15, 2007, to shareholders of record as of the close of business on February 1, 2007. This is the 11th quarterly dividend paid since Citizens Community Federal's mutual to stock conversion in March 2004.

About Citizens Community Bancorp, Inc. Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the new holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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